EX-99.4.a

PLAN OF REORGANIZATION

THIS PLAN OF REORGANIZATION (the “Plan”), is made as of this 10th day of February, 2020, by DFA Investment Dimensions Group Inc. (“DFAIDG”), a corporation organized under the laws of the State of Maryland, with its principal place of business at 6300 Bee Cave Road, Building One, Austin, Texas 78746, on behalf of its series, Dimensional 2005 Target Date Retirement Income Fund (the “Target Portfolio”) and Dimensional Retirement Income Fund (the “Acquiring Portfolio”) (together, the “Portfolios” and, individually, a “Portfolio”).
PLAN OF REORGANIZATION
The reorganization (hereinafter referred to as the “Plan of Reorganization”) will consist of the following:  (i) the acquisition by DFAIDG, on behalf of Acquiring Portfolio, of substantially all of the property, assets, and goodwill of Target Portfolio in exchange solely for full and fractional shares of capital stock, with a par value of one cent ($0.01) per share, of Acquiring Portfolio (“Acquiring Portfolio Shares”); (ii) the distribution of Acquiring Portfolio Shares to the holders of shares of capital stock of Target Portfolio (“Target Portfolio Shares”) according to their respective interests in Target Portfolio, in complete liquidation of Target Portfolio; and (iii) the dissolution of Target Portfolio as soon as is practicable after the closing (as defined in Section 3, hereinafter called the “Closing”), all upon and subject to the terms and conditions of the Plan hereinafter set forth.

1.	Sale and Transfer of Assets, Liquidation, and Dissolution of Target Portfolio.
Subject to the terms and conditions of the Plan, and in reliance on the representations and warranties, herein contained, and in consideration of the delivery by Acquiring Portfolio of the number of Acquiring Portfolio Shares hereinafter provided, DFAIDG, on behalf of Target Portfolio, agrees that, at the time of Closing, it will convey, transfer, and deliver to the Acquiring Portfolio, all of Target Portfolio’s then existing assets, free and clear of all liens, encumbrances, and claims whatsoever (other than shareholders’ rights of redemption), except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary to: (i) pay the costs and expenses of carrying out the Plan (including, but not limited to, fees of counsel and accountants, and expenses of its liquidation and dissolution contemplated hereunder), in accordance with Section 8 of the Plan, which costs and expenses shall be established on Target Portfolio’s books as liability reserves; (ii) discharge its unpaid liabilities on its books at the closing date (as defined in Section 3, hereinafter called the “Closing Date”), including, but not limited to, its income dividends and capital gains distributions, if any, payable for the period prior to, and through, the Closing Date; and (iii) pay such contingent liabilities as the Board of Directors of DFAIDG shall reasonably deem to exist against Target Portfolio, if any, at the Closing Date, for which contingent and other appropriate liability reserves shall be established on Target Portfolio’s books (hereinafter “Net Assets”).  The Acquiring Portfolio shall not assume any liability of Target Portfolio, and Target Portfolio shall use its reasonable best efforts to discharge all of its known liabilities, so far as may be possible, from the cash, bank deposits, and cash equivalent securities described above.
Subject to the terms and conditions of the Plan, and in reliance on the representations and warranties, herein contained, and in consideration of such sale, conveyance, transfer, and delivery, DFAIDG agrees at the Closing to deliver to Target Portfolio the number of Acquiring Portfolio Shares, determined by dividing the net asset value per share of Target Portfolio by the net asset value per share of Acquiring Portfolio, and separately multiplying the result thereof by the number of outstanding shares of Target Portfolio as of 4:00 p.m., Eastern Time, on the Closing Date.  Acquiring Portfolio Shares delivered to Target Portfolio at the Closing shall have an aggregate net asset value equal to the value of Target Portfolio’s Net Assets, all determined as provided in Section 2 of the Plan and as of the date and time specified herein.
Immediately following the Closing, DFAIDG shall dissolve Target Portfolio and distribute pro rata to Target Portfolio’s shareholders of record, as of the close of business on the Closing Date, Acquiring Portfolio Shares received by Target Portfolio pursuant to this Section 1.  Such dissolution and distribution shall be accomplished by the establishment of accounts on the share records of Acquiring Portfolio in the amounts due such shareholders based on their respective holdings as of the close of business on the Closing Date.  Fractional Acquiring Portfolio Shares shall be carried to the third decimal place.  As promptly as practicable after the Closing, each holder of any outstanding certificate or certificates representing shares of capital stock of Target Portfolio shall be entitled to surrender the same to the transfer agent for Acquiring Portfolio in exchange for the number of Acquiring Portfolio Shares into which Target Portfolio Shares theretofore represented by the certificate or certificates so surrendered shall have been converted.  Certificates for Acquiring Portfolio Shares shall not be issued.  Until so surrendered, each outstanding certificate, which prior to the Closing represented shares of capital stock of Target Portfolio, shall be deemed for all Acquiring Portfolio purposes to evidence ownership of the number of Acquiring Portfolio Shares into which Target Portfolio Shares (which prior to the Closing were represented thereby) have been converted.
At the Closing, each shareholder of record of Target Portfolio as of the record date (the “Distribution Record Date”) with respect to any unpaid dividends and other distributions that were declared prior to the Closing, including any dividend or distribution declared pursuant to Section 7(d) hereof, shall have the right to receive such unpaid dividends and distributions with respect to the shares of Target Portfolio that such person had on the Distribution Record Date.
All books and records relating to Target Portfolio, including all books and records required to be maintained under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations thereunder, shall be available to Acquiring Portfolio from and after the date of the Plan, and shall be turned over to Acquiring Portfolio on or prior to the Closing.

2.	Valuation.
The net asset value of Acquiring Portfolio Shares and Target Portfolio Shares and the value of Target Portfolio’s Net Assets to be acquired by Acquiring Portfolio hereunder shall in each case be computed as of 4:00 p.m., Eastern Time, on the Closing Date, unless on such date:  the New York Stock Exchange (“NYSE”) is not open for unrestricted trading; or (b) the reporting of trading on the NYSE or elsewhere is disrupted; or (c) any other extraordinary financial event or market condition occurs (all such events described in (a), (b), or (c) are each referred to as a “Market Disruption”).  The net asset value per share of Acquiring Portfolio Shares and Target Portfolio Shares and the value of Target Portfolio’s Net Assets shall be computed in accordance with the valuation procedures set forth in the most recent respective prospectuses of Acquiring Portfolio and Target Portfolio or amendments thereto.
In the event of a Market Disruption on the proposed Closing Date, so that an accurate appraisal of the net asset value of Acquiring Portfolio Shares or Target Portfolio Shares or the value of Target Portfolio’s Net Assets is impracticable, the Closing Date shall be postponed until the first business day when regular trading on the NYSE shall have been fully resumed and reporting shall have been restored and other trading markets are otherwise stabilized.
All computations of value regarding the net asset value of the Acquiring Portfolio Shares and the Target Portfolio Shares and the value of the Target Portfolio’s Net Assets shall be made by the administrator to the Portfolios.
3.	Closing and Closing Date.
The Closing Date shall be February 10, 2020, or such later date as the officers of DFAIDG may determine.  The Closing shall take place at the principal office of DFAIDG at 4:00 p.m., Eastern Time, on the Closing Date.  DFAIDG, on behalf of Target Portfolio, shall have provided for delivery as of the Closing of those Net Assets of Target Portfolio to be transferred to the account of Acquiring Portfolio’s custodian, State Street Bank and Trust Company, 1 Lincoln Street, Boston, MA 02111.  Also, DFAIDG, on behalf of Target Portfolio, shall deliver at the Closing a list of names and addresses of the shareholders of record of Target Portfolio Shares and the number of full and fractional shares of capital stock owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates and which by book-entry accounts, all as of 4:00 p.m., Eastern Time, on the Closing Date, certified by its transfer agent or by its President to the best of its or his knowledge and belief.  DFAIDG, on behalf of Acquiring Portfolio, shall provide evidence that such Acquiring Portfolio Shares have been registered in an account on the books of Acquiring Portfolio, in such manner as the officers of DFAIDG, may reasonably request.

4.	Representations and Warranties by DFAIDG on behalf of Acquiring Portfolio and/or Target Portfolio.

DFAIDG, on behalf of Acquiring Portfolio and/or Target Portfolio, represents and warrants that:

(a) Each Portfolio is a series of DFAIDG, a Maryland corporation organized on June 15, 1981.  DFAIDG is validly existing under the laws of the state of Maryland.  DFAIDG is duly registered under the 1940 Act as an open-end, management investment company and all Target Portfolio Shares and Acquiring Portfolio Shares sold were sold pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “1933 Act”), except for those shares sold pursuant to the private offering exemption for the purposes of raising initial capital or obtaining any required initial shareholder approvals.
(b) DFAIDG is authorized to issue shares of capital stock, with a par value of one cent ($0.01) per share of each Portfolio, and each outstanding share of which is, and each share of the Acquiring Portfolio when issued pursuant to and in accordance with the Plan will be, fully paid, non-assessable, and has or will have full voting rights.  DFAIDG currently issues shares of one-hundred and four (104) series, including the Portfolios.  No shareholder of either Portfolio shall have any preemptive or other right to subscribe for Acquiring Portfolio Shares or Target Portfolio Shares.
(c) The financial statements appearing in each of the Acquiring Portfolio’s Annual Report to Shareholders and Target Portfolio’s Annual Report to Shareholders for the fiscal year ended October 31, 2019, audited by PricewaterhouseCoopers LLP, and any interim unaudited financial statements, fairly present the financial position of Acquiring Portfolio and Target Portfolio, respectively, as of their respective dates and the results of the operations of the Acquiring Portfolio and Target Portfolio for the periods indicated in conformity with Generally Accepted Accounting Principles applied on a consistent basis.
(d) The books and records of each Portfolio accurately summarize the accounting data represented and contain no material omissions with respect to the business and operations of such Portfolio.
(e) DFAIDG, on behalf of each Portfolio, is not a party to or obligated under any provision of its Charter or Bylaws, or any contract or any other commitment or obligation, and is not subject to any order or decree that would be violated by its execution of or performance under the Plan, and no consent, approval, authorization, or order of any court or governmental authority is required for the consummation by DFAIDG, on behalf of either Portfolio, of the transactions contemplated by the Plan, except for the registration of Acquiring Portfolio Shares under the 1933 Act, the 1940 Act, or as may otherwise be required under the federal and state securities laws or the rules and regulations thereunder.  Target Portfolio has no material contracts or other commitments (other than the Plan or agreements for the purchase of securities entered into in the ordinary course of business and consistent with its obligations under the Plan) which will not be terminated by Target Portfolio in accordance with their terms at or prior to the Closing Date, or which will result in a penalty or additional fee to be due or payable by Target Portfolio.
(f) DFAIDG has elected to treat each Portfolio as a regulated investment company (“RIC”) for federal income tax purposes under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).  Each Portfolio is a “fund” as defined in Section 851(g)(2) of the Code.  Each Portfolio has qualified as a RIC for each taxable year since its inception that has ended prior to the Closing Date, and, with respect to the Target Portfolio, will have satisfied the requirements of Part I of Subchapter M of the Code to maintain such qualification for the period beginning on the first day of its current taxable year and ending on the Closing Date, and, with respect to Acquiring Portfolio, intends to continue to qualify as a RIC after the Closing Date.  Neither Portfolio has had any earnings and profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply.  Consummation of the transactions contemplated by the Plan will not cause either Portfolio to fail to be qualified as a RIC as of the Closing Date.
(g) Neither Portfolio is under jurisdiction of a Court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
(h) Neither Portfolio has any unamortized or unpaid organizational fees or expenses.
(i)         Neither Portfolio has any known liabilities, costs, or expenses of a material amount, contingent or otherwise, other than those reflected in the financial statements referred to in Section 4(c) hereof and those incurred in the ordinary course of business as an investment company and of a nature and amount similar to, and consistent with, those shown in such financial statements since the dates of those financial statements.
(j)  There is no intercorporate indebtedness existing between Target Portfolio and Acquiring Portfolio that was issued, acquired, or will be settled at a discount.
(k)              The registration statement on Form N-14 referred to in Section 6(k) hereof (the “Registration Statement”) and any prospectus or statement of additional information of Acquiring Portfolio contained or incorporated therein by reference, and any supplement or amendment to the Registration Statement or any such prospectus or statement of additional information, on the effective date of the Registration Statement and on the Closing Date:  (i) shall comply in all material respects with the provisions of the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the 1940 Act, the rules and regulations thereunder, and all applicable state securities laws and the rules and regulations thereunder; and (ii) shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements were made, not misleading.
(l) Since October 31, 2019, there has not been any material adverse change in either Portfolio’s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business.
(m) DFAIDG has duly and timely filed, on behalf of Target Portfolio and Acquiring Portfolio, as applicable, all Tax (as defined below) returns and reports (including information returns), which are required to be filed by Target Portfolio and Acquiring Portfolio, respectively, and all such returns and reports accurately state the amount of Tax owed for the periods covered by the returns, or, in the case of information returns, the amount and character of income required to be reported by Target Portfolio or Acquiring Portfolio, as applicable.  DFAIDG, on behalf of Target Portfolio and Acquiring Portfolio, has paid or made provision and properly accounted for all Taxes (as defined below) due or properly shown to be due on such returns and reports. The amounts set up as provisions for Taxes in the books and records of each of Target Portfolio and Acquiring Portfolio, as of the Closing Date, will, to the extent required by generally accepted accounting principles, be sufficient for the payment of all Taxes of any kind, whether accrued, due, absolute, contingent, or otherwise, which were or which may be payable by Target Portfolio or Acquiring Portfolio, as applicable, for any periods or fiscal years prior to and including the Closing Date, including all Taxes imposed before or after the Closing Date that are attributable to any such period or fiscal year. To DFAIDG’s knowledge, no return filed by DFAIDG, on behalf of Target Portfolio or Acquiring Portfolio, as applicable, is currently being audited by the Internal Revenue Service (the “Service”) or by any state or local taxing authority. As used in this Plan, “Tax” or “Taxes” means all federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) income, gross receipts, excise, sales, use, value added, employment, franchise, profits, property, ad valorem or other taxes, stamp taxes and duties, fees, assessments or charges, whether payable directly or by withholding, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (foreign or domestic) with respect thereto. To DFAIDG’s knowledge, there are no levies, liens, or encumbrances relating to Taxes existing, threatened, or pending with respect to the assets of Target Portfolio or Acquiring Portfolio, as applicable. There are no known actual or proposed deficiency assessments with respect to any Taxes payable by DFAIDG, on behalf of Target Portfolio or Acquiring Portfolio.
(n) All information to be furnished by a Portfolio for use in preparing any registration statement (including the Registration Statement), information statement and other documents which may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects.
(o) As of the Closing Date, Target Portfolio will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire shares of Target Portfolio, except for the right of investors to acquire its shares at the applicable stated offering price in the normal course of its business as an open-end management investment company operating under the 1940 Act.
(p) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by DFAIDG, on behalf of either Portfolio, of the transactions contemplated by the Plan, except as may otherwise be required under the federal or state securities laws or the rules and regulations thereunder.
(q) Except as disclosed in the currently effective prospectuses, there is no material suit, judicial action, or legal or administrative proceeding pending or threatened against DFAIDG, with respect to either Portfolio.  DFAIDG is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects Acquiring Portfolio’s or Target Portfolio’s business or their ability to consummate the transactions herein contemplated.
(r) The execution, delivery, and performance of the Plan have been duly authorized by all necessary action of the Board of Directors of DFAIDG, and the Plan constitutes a valid and binding obligation enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
5.	Representations and Warranties by DFAIDG on behalf of Target Portfolio.
DFAIDG, on behalf of Target Portfolio, represents and warrants that:

(a) The statement of assets and liabilities to be furnished by DFAIDG as of 4:00 p.m., Eastern Time, on the Closing Date for the purpose of determining the number of Acquiring Portfolio Shares to be issued pursuant to Section 1 of the Plan, will accurately reflect Target Portfolio’s Net Assets and outstanding shares, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.
(b) At the Closing, the Target Portfolio will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in (a) above, free and clear of all liens or encumbrances of any nature whatsoever, except such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.
(c) DFAIDG, on behalf of the Target Portfolio, will declare and pay or cause to be paid a dividend or dividends for Target Portfolio prior to the Closing Date that,

together with all previous dividends, shall have the effect of distributing to its shareholders:  (i) all of Target Portfolio’s investment company taxable income for the taxable year ended prior to the Closing Date, and substantially all of such investment company taxable income for the final taxable year ending with its complete liquidation (in each case determined without regard to any deductions for dividends paid), and (ii) all of Target Portfolio’s net capital gain recognized in its taxable year ended prior to the Closing Date, and substantially all of any such net capital gain recognized in such final taxable year (in each case after reduction for any capital loss carryover).

6.	Covenants of DFAIDG.
(a) DFAIDG, on behalf of Target Portfolio and Acquiring Portfolio, covenants to operate each Portfolio’s respective business as presently conducted between the date hereof and the Closing, it being understood that such ordinary course of business will include the distribution of customary dividends and distributions and any other distribution necessary or desirable to minimize federal income or excise taxes.
(b) DFAIDG, on behalf of Target Portfolio, undertakes that it will not acquire Acquiring Portfolio Shares for the purpose of making distributions thereof to anyone other than Target Portfolio’s shareholders.
(c) DFAIDG, on behalf of Target Portfolio, undertakes that, if the Plan is consummated, it will liquidate and dissolve Target Portfolio.
(d) DFAIDG, on behalf of Target Portfolio and Acquiring Portfolio, undertakes that, by the Closing, all of their federal and other Tax returns and reports required by law to be filed on or before such date shall have been filed, and all federal and other Taxes shown as due on said returns shall have either been paid or adequate liability reserves shall have been provided for the payment of such taxes, and to the best of DFAIDG’s knowledge no such tax return is currently under audit and no tax deficiency or liability has been asserted with respect to such tax returns or reports by the Service or any state or local tax authority.
(e) DFAIDG, on behalf of the Target Portfolio, shall provide at the Closing a statement of the respective tax basis and holding period of all investments to be transferred by the Target Portfolio to the Acquiring Portfolio.
(f) DFAIDG, on behalf of the Target Portfolio, shall provide at the Closing, a copy (which may be in electronic form) of the Target Portfolio’s shareholder ledger accounts including, without limitation, the name, address and taxpayer identification number of each shareholder of record, the number of shares of beneficial interest held by each shareholder, the dividend reinvestment elections applicable to each shareholder, the backup withholding and nonresident alien withholding certifications, notices or records on file with FSS, with respect to each shareholder, and such information as the Acquiring Portfolio may reasonably request concerning Target

Portfolio shares or Target Portfolio shareholders in connection with Target Portfolio’s cost basis reporting and related obligations under Sections 1012, 6045, 6045A, and 6045B of the Code and related regulations issued by the United States Treasury (“Treasury Regulations”) following the Closing for all of the holders of record of the Target Portfolio’s shares as of the close of business on the day of valuation as described in Section 2, who are to become holders of the Acquiring Portfolio as a result of the transfer of assets that is the subject of this Plan (the “Target Portfolio Shareholder Documentation”).
(g) DFAIDG, on behalf of the Target Portfolio, shall provide at the Closing, copy of any other Tax books and records of the Target Portfolio necessary for purposes of preparing any Tax Returns, schedules, forms, statements or related documents (including but not limited to any income, excise or information returns, as well as any transfer statements (as described in Treas. Reg. § 1.6045A-1)) required by law to be filed by the Target Portfolio after the Closing.
(h)  DFAIDG, on behalf of the Target Portfolio, if requested by the Acquiring Portfolio, will provide all FASB ASC 740-10-25 (formerly, FIN 48) work papers and supporting statements pertaining to the Target Portfolio.
(i) As promptly as practicable, but in any case within sixty days after the date of Closing, the Target Portfolio shall furnish the Acquiring Portfolio, in such form as is reasonably satisfactory to the Acquiring Portfolio, a statement of the earnings and profits of the Target Portfolio for federal income tax purposes that will be carried over by the Acquiring Portfolio as a result of Section 381 of the Code.
(j) As of the Closing, the Board of DFAIDG shall have taken all actions reasonably necessary to obtain approval of the transactions contemplated herein.  DFAIDG shall have mailed to each shareholder of record of Target Portfolio, in sufficient time to comply with requirements as to notice thereof, a combined Information Statement/Prospectus that complies in all material respects with the applicable provisions of the 1933 Act, Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations thereunder.
(k) DFAIDG has filed the Registration Statement with the SEC and used its best efforts to provide that the Registration Statement became effective as promptly as practicable.  At the time it became effective, the Registration Statement:  (i) complied in all material respects with the applicable provisions of the 1933 Act and the rules and regulations promulgated thereunder; and (ii) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  At the time the Registration Statement became effective and at the Closing Date, the prospectus and statement of additional information included in the Registration Statement did not and will not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l) Subject to the provisions of the Plan, DFAIDG shall take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Plan.
(m) DFAIDG intends that the Reorganization will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code. DFAIDG, on behalf of each Portfolio, shall not take any action or cause any action to be taken (including, without limitation the filing of any Tax Return) that is inconsistent with such treatment or results in the failure of such Reorganization to qualify as a reorganization within the meaning of Section 368(a)(1) of the Code.
7.	Conditions Precedent to be Fulfilled by DFAIDG.
The consummation of the Plan hereunder shall be subject to the following respective conditions:

(a) That:  (i) all the representations and warranties contained herein shall be true and correct as of the Closing with the same effect as though made as of and at such date; (ii) all obligations required by the Plan to be performed prior to the Closing have been met; and (iii) DFAIDG shall provide a certificate signed by the President and by the Secretary or equivalent officer to the foregoing effect.
(b) That a copy of the resolutions approving the Plan adopted and approved by the appropriate action of the Board of Directors certified by its Secretary or equivalent officer of DFAIDG is provided.
(c) That the SEC shall have declared effective the Registration Statement and not have issued an unfavorable management report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Plan under Section 25(c) of the 1940 Act.  And further, no other legal, administrative, or other proceeding shall have been instituted or threatened that would materially affect the financial condition of either party or would prohibit the transactions contemplated hereby.
(d) DFAIDG, on behalf of the Target Portfolio, shall have declared and paid or cause to have been paid a dividend or dividends for Target Portfolio prior to the Closing Date that, together with all previous dividends, shall have the effect of distributing to its shareholders:  (i) all of Target Portfolio’s investment company taxable income for the taxable year ended prior to the Closing Date, and substantially all of such investment company taxable income for the final taxable year ending with its complete liquidation (in each case determined without regard to any deductions for dividends paid), and (ii) all of Target Portfolio’s net capital gain recognized in its taxable year ended prior to the Closing Date, and substantially all of any such net capital gain recognized in such final taxable year (in each case after reduction for any capital loss carryover).

(e) That all required consents of other parties and all other consents, orders, and permits of federal, state, and local authorities (including those of the SEC and of state Blue Sky securities authorities, including any necessary “no-action” positions or exemptive orders from such federal and state authorities) to permit consummation of the transaction contemplated hereby shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of material adverse effect on the assets and properties of Target Portfolio or Acquiring Portfolio.
(f) That there shall be delivered to DFAIDG, on behalf of each Portfolio, an opinion in form and substance satisfactory to it from the law firm of Stradley Ronon Stevens & Young, LLP, counsel to DFAIDG, to the effect that, provided the transaction contemplated hereby is carried out in accordance with the Plan, the laws of the State of Maryland, and based upon certificates of the officers of DFAIDG, on behalf of each Portfolio, with regard to matters of fact:
(1)
The acquisition by Acquiring Portfolio of substantially all of the assets of Target Portfolio, as provided for herein, in exchange for Acquiring Portfolio Shares followed by the distribution by Target Portfolio to its shareholders of Acquiring Portfolio Shares in complete liquidation of Target Portfolio will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and Target Portfolio and Acquiring Portfolio will each be a “party to the reorganization,” within the meaning of Section 368(b) of the Code;

(2)
No gain or loss will be recognized by Target Portfolio upon the transfer of substantially all of its assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares pursuant to Sections 361(a) and 357(a) of the Code);

(3)
Acquiring Portfolio will recognize no gain or loss upon the receipt by it of substantially all of the assets of Target Portfolio in exchange solely for Acquiring Portfolio Shares pursuant to Section 1032(a) of the Code;

(4)
No gain or loss will be recognized by Target Portfolio upon the distribution of Acquiring Portfolio Shares to its shareholders in complete liquidation of Target Portfolio in pursuance of the Plan pursuant to Section 361(c)(1) of the Code;

(5)
The tax basis of the assets of Target Portfolio received by Acquiring Portfolio will be the same as the tax basis of such assets to Target Portfolio immediately prior to the Reorganization  pursuant to Section 362(b) of the Code;

(6)
The holding period of the assets of Target Portfolio received by Acquiring Portfolio will include the period during which such assets were held by Target Portfolio pursuant to Section 1223(2) of the Code;

(7)
No gain or loss will be recognized by the shareholders of Target Portfolio upon the exchange of Target Portfolio Shares for Acquiring Portfolio Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code;

(8)
The aggregate tax basis of Acquiring Portfolio Shares to be received by the shareholders of Target Portfolio (including fractional shares to which they may be entitled) shall be the same as the aggregate tax basis of Target Portfolio Shares exchanged therefor pursuant to Section 358(a)(1) of the Code;

(9)
The holding period of Acquiring Portfolio Shares to be received by shareholders of Target Portfolio (including fractional shares to which they may be entitled) will include the holding period of Target Portfolio Shares surrendered in exchange therefor, provided that the shareholder held Target Portfolio Shares as a capital asset on the effective date of the Reorganization pursuant to Section 1223(1) of the Code; and

(10)
Acquiring Portfolio will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury (“Treasury Regulations”)) the items of Target Portfolio described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, if applicable, and the Treasury Regulations thereunder.

The foregoing opinion may state that no opinion is expressed as to the effect of the Reorganization on the Target Portfolio, the Acquiring Portfolio, or any Shareholder of the Target Portfolio with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

(g) That there shall be delivered to DFAIDG, an opinion in form and substance satisfactory to it from Stradley Ronon Stevens & Young, LLP, counsel to DFAIDG, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter affecting generally the enforcement of creditors’ rights:

(1)	Each Portfolio is a series of DFAIDG and that DFAIDG is a validly existing corporation in good standing under the laws of the State of Maryland;
(2)	DFAIDG is an open-end investment company of the management type registered as such under the 1940 Act; and
(3)
The execution and delivery of the Plan and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DFAIDG, on behalf of each Portfolio; and

(4)	DFAIDG is authorized to issue shares of capital stock, with a par value of one cent ($0.01) per share, of Acquiring Portfolio.
In giving the opinion set forth above, this counsel may state that it is relying on certificates of the officers of DFAIDG with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of DFAIDG.
(h) That Acquiring Portfolio’s prospectus contained in the Registration Statement with respect to Acquiring Portfolio Shares delivered to Target Portfolio’s shareholders in accordance with the Plan shall be effective, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto shall have been issued prior to the Closing Date or shall be in effect at Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.
(i) That Acquiring Portfolio Shares to be delivered hereunder shall be eligible for sale with each state commission or agency with which such eligibility is required in order to permit Acquiring Portfolio Shares lawfully to be delivered to each holder of Target Portfolio Shares.
(j) The Target Portfolio will provide the Acquiring Portfolio with (1) a statement of the respective tax basis and holding period of all investments to be transferred by the Target Portfolio to the Acquiring Portfolio, (2) the Target Portfolio Shareholder Documentation, (3) if requested by FSS, on behalf of the Acquiring Portfolio, all workpapers and supporting statements related to ASC 740-10-25 (formerly, FIN 48) pertaining to the Target Portfolio, (4) the Tax books and records of the Target Portfolio for purposes of preparing any Returns required by law to be filed for Tax periods ending after the Closing Date, and (5) a statement of earnings and profits as provided in Section 6(i).
8.	Expenses.
The expenses of entering into and carrying out the provisions of the Plan shall be borne by the Target Portfolio.

9.	Final Tax Returns and Forms 1099 of Target Portfolio.
(a) After the Closing, DFAIDG shall or shall cause its agents to prepare any federal, state, or local Tax returns, including any Forms 1099, required to be filed by DFAIDG with respect to Target Portfolio’s final taxable year ending with its complete liquidation and for any prior periods or taxable years and shall further cause such Tax returns and Forms 1099 to be duly filed with the appropriate taxing authorities.
(b) Notwithstanding the provisions of Section 8 hereof, any expenses incurred by Target Portfolio (other than for payment of Taxes) in connection with the preparation and filing of said Tax returns and Forms 1099 after the Closing, shall be borne by Target Portfolio to the extent such expenses have been or should have been accrued by Target Portfolio in the ordinary course without regard to the Plan contemplated by this Agreement; any excess expenses shall be borne by the Acquiring Portfolio, at the time such Tax returns and Forms 1099 are prepared.
10.	Cooperation and Exchange of Information.
DFAIDG or its respective agents will retain for a period of six (6) years following the Closing all returns, schedules and work papers and all material records or other documents relating to Tax matters and financial reporting of Tax positions of Target Portfolio and Acquiring Portfolio for its taxable period first ending after the Closing and for all prior taxable periods.
11.	Termination; Postponement; Waiver; Order.
(a) Anything contained in the Plan to the contrary notwithstanding, the Plan may be terminated and the Plan of Reorganization abandoned at any time, prior to the Closing, or the Closing may be postponed by DFAIDG, on behalf of either Portfolio, if any condition of the obligations set forth in Section 7 has not been fulfilled or waived and it reasonably appears that such condition or obligation will not or cannot be met;
(b) If the transactions contemplated by the Plan have not been consummated by February 10, 2020, the Plan shall automatically terminate on that date, unless a later date is set by the officers of DFAIDG.
(c) In the event of termination of the Plan prior to its consummation, pursuant to the provisions hereof, the Plan shall become void and have no further effect, and neither DFAIDG, Target Portfolio nor Acquiring Portfolio, nor their directors, officers, or agents or the shareholders of Target Portfolio or Acquiring Portfolio shall have any liability in respect of the Plan, but all expenses incidental to the preparation and carrying out of the Plan shall be paid as provided in Section 8 hereof.
(d) At any time prior to the Closing, any of the terms or conditions of the Plan may be waived by DFAIDG if, in the judgment of its officers, such action or waiver will not have a material adverse effect on the benefits intended under the Plan to the Portfolios’ shareholders.
(e) The respective representations and warranties contained in Sections 4 to 7 hereof shall expire with and be terminated by the Plan on the Closing Date, and neither DFAIDG, nor any of its officers, directors, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing Date.
(f) If any order or orders of the SEC with respect to the Plan shall be issued prior to the Closing and shall impose any terms or conditions that are determined by action of the Board of Directors of DFAIDG, to be acceptable, such terms and conditions shall be binding as if a part of the Plan.
12.	Liability of Acquiring Portfolio and Target Portfolio.
DFAIDG acknowledges and agrees that all obligations under the Plan on behalf of a Portfolio are binding only with respect to that Portfolio; that any liability of DFAIDG under the Plan with respect to a Portfolio, or in connection with the transactions contemplated herein with respect to a Portfolio, shall be discharged only out of the assets of such Portfolio; that no other series of DFAIDG shall be liable with respect to the Plan or in connection with the transactions contemplated herein; and that neither DFAIDG nor a Portfolio shall seek satisfaction of any such obligation or liability from the shareholders of DFAIDG, the directors, officers, employees or agents of DFAIDG, or any of them.
13.	Entire Agreement and Amendments.
The Plan embodies the entire agreement between the parties and there are no agreements, understandings, restrictions, or warranties relating to the transactions contemplated by the Plan other than those set forth herein or herein provided for. The Plan may be amended only by mutual consent of the parties in writing. Neither the Plan nor any interest herein may be assigned without the prior written consent of the other party.

14.	Counterparts.
The Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.

15.	Notices.
Any notice, report, or demand required or permitted by any provision of the Plan shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid, addressed to DFA Investment Dimensions Group Inc., 6300 Bee Cave Road, Building One, Austin, Texas 78746, Attention:  Secretary.

16.	Governing Law.
The Plan shall be governed by and carried out in accordance with the laws of the State of Maryland.

DFAIDG, on behalf of Target Portfolio and Acquiring Portfolio, has adopted the plan on behalf each Portfolio, all as of the date and year first-above written.

      DFA INVESTMENT DIMENSIONS GROUP INC.,
on behalf of Dimensional 2005 Target Date Retirement Income Fund and Dimensional Retirement Income Fund
By: /s/ Ryan Buechner
Name: Ryan Buechner
Title: Vice President